Exhibit 10.2

September 8, 2021

Re: Amended and Restated Employment Agreement

Dear Peter:

On behalf of IonQ, Inc. (the “Company”), I am pleased to present this amended and restated employment agreement (the “Agreement”) which amends, restates and supersedes any and all prior agreements, understandings and representations concerning your employment with the Company, including but not limited to the terms of our previous offer (dated March 26, 2019).

Your position will continue to be President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”), and as a member of the Board. The terms of your employment and benefits currently provided by the Company are as follows:

Cash Compensation and Discretionary Performance Bonus

Your base salary will continue to be $350,000 on an annualized basis (the “Base Salary”), subject to applicable tax and other deductions and withholdings and payable at the frequency and in accordance with the Company’s regularly established policies. In the event that the Company implements a bonus plan applicable to similarly-situated employees during your employment, you will be eligible to participate in such bonus plan. Your Base Salary and other compensation, if any, may be adjusted from time to time. Your position is a full-time exempt position.

Expense Reimbursements

You will continue to be eligible for reimbursement for reasonable out-of-pocket costs incurred by and associated with your duties, subject to compliance with the Company’s guidelines and policies, necessary approvals for items of particular amounts or character, and required documentation. For the avoidance of doubt, to the extent that any reimbursements payable to you pursuant to this Agreement are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Benefits

Your employment will be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. In addition to your Base Salary, you will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time. Currently those plans include health, dental, and life insurance, and a 401k plan. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by another authorized officer of the Company and subject to the Company’s vacation, paid time and leave policy once adopted.

Equity Grant

Your equity grant shall be unchanged from that previously approved and issued by the Board,

which will remain subject to the terms of the Company’s 2015 Equity Incentive Plan.

Change in Control Severance Plan

You are eligible to participate in the Company’s Change in Control Severance Plan (the “Severance Plan”) under the terms and conditions provided in the Severance Plan.

Outside Activities

You will continue to devote your best efforts to the performance of your job for the Company. Except as stated herein, while employed at the Company, you will not undertake any other activity requiring your business time and attention, nor support (by way of investment or otherwise) any activity that may be competitive with the Company’s business or pose a conflict of interest with that business. Notwithstanding the foregoing, the Company specifically approves of and permits you to engage in outside activities relating to crypto-currency and strong artificial intelligence/natural language processing (the “Permitted Activities”), provided that the Permitted Activities do not interfere with your ability to adequately perform your duties under this Agreement. The Company agrees that such Permitted Activities do not pose a conflict of interest with the Company’s current operations. You and the Company agree to periodically discuss in good faith whether the Permitted Activities subsequently conflict with the Company’s then-current business, though no future conflict is anticipated by the Company.

Company Policies

You will continue to follow the Company’s policies and procedures currently in place or developed over time (including policies protecting other employees against discrimination and sexual harassment) as made available to you from time to time.

Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

As a condition of your employment, you will continue to abide by the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement as previously executed by you (the “CIIA”), which may be amended by the parties from time to time without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive any termination of this Agreement.

Information of Prior Employers

You acknowledge that you have been instructed not to use, and you agree not to use for the benefit of the Company, any confidential information or trade secrets of any prior employer or third party. In particular, you acknowledge and agree that you have returned to any prior employers all tangible expressions of confidential information and trade secrets of or related to such prior employers. You represent and warrant that you can undertake your obligations to the Company and your duties as an employee of the Company without breaching any obligation you may have to any prior employer or third party. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

At-Will Employment Relationship

Your employment with the Company will be “at will;” in other words, either you or the Company will have the right to terminate your employment with the Company at any time, with or without Cause, in your or our discretion.

Governing Law

This Agreement will be governed by the substantive laws of the State of Maryland.

Arbitration

In the unlikely event of a dispute between the Company and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration pursuant to the Federal Arbitration Act. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment and that any claims brought hereunder must be brought in an individual capacity (i.e., not as part of a class action or representative proceeding). Arbitration will be held in Baltimore, Maryland, in front of a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under this Agreement and state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to claims that are not subject to arbitration under applicable law (to the extent such law is not preempted by the Federal Arbitration Act or otherwise invalid), or your rights under applicable workers’ compensation laws. The Company will pay the costs of the arbitrator in any such arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery and award such relief as would otherwise be permitted by law; and (b) issue a signed written statement regarding the disposition of each claim and any relief awarded, the reasons for the award, and the essential findings and conclusions on which the award is based. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any arbitration award or order may be entered and enforced as a judgment in the federal and state courts of any competent jurisdiction.

Proof of Legal Right to Work

Your employment remains contingent upon your ability to prove that you are legally able to work in the United States as required by the Immigration Reform and Control Act of 1986.

Acceptance

By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the CIIA, set forth the entire understanding as between us and supersedes, as to the items addressed herein, any prior agreements, understandings and representations concerning your employment with the Company, whether written or oral on the matters addressed herein. Further, there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Please sign and return a copy of this Agreement. We look forward to your continued contributions to building the Company!

Sincerely,

IonQ, Inc.

/s/ Craig Barratt

Craig Barratt

Chair of the Board

ACCEPTED AND AGREED TO

Date: 9/29/2021

/s/ Peter Chapman

Peter Chapman